Rule 24                                   Exhibit B
                    Transaction
                    Report
                    Bank Loans

Co.      Trans.     Transaction    Balance        Lending Bank
Name     Date

LP&L     12/29/95  $5,000,000.00  $5,000,000.00 First National Bank of Commerce
LP&L     12/29/95  $5,000,000.00  $5,000,000.00 Whitney National Bank
LP&L     12/29/95  $5,000,000.00  $5,000,000.00 Hibernia National Bank